Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
SECOND QUARTER AND SIX MONTHS 2011 FINANCIAL RESULTS

Entry Into Heidmar Pool Intended to Maximize Vessel Utilization and TCE

Amended Credit Agreements Provide Financial Flexibility and Enhance Liquidity

New York, New York, July 27, 2011 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and six months ended June 30, 2011.

Financial Review: Second Quarter 2011

Excluding certain non-cash items described below, the Company recorded a net loss of $36.8 million or $0.33 basic and $0.33 diluted loss per share for the three months ended June 30, 2011 compared to a net loss of $14.0 million or $0.24 basic and $0.24 diluted loss per share for the three months ended June 30, 2010. Non-cash items for the three months ended June 30, 2011 included a $1.7 million non-cash loss on the disposal of vessels and equipment as well as $14.5 million in other income consisting of a $14.6 million mark-to-market unrealized gain on the warrants issued in connection with the Oaktree refinancing and an unrealized loss of $0.1 million relating to foreign currency transactions. Non-cash items for the prior year period include a $0.5 million loss on sale of vessels and equipment as well as $0.2 million in other income. The decrease in net income was primarily the result of a 20% decrease in TCE for the three months ended June 30, 2011 compared to the prior year period, as well as an $8.0 million increase in net interest expense to $27.0 million for the three months ended June 30, 2011 compared to $19.0 million for the prior year period.

Net loss for the three months ended June 30, 2011 was $24.0 million or $0.21 basic and $0.21 diluted loss per share compared to a net loss of $14.3 million or $0.25 basic and $0.25 diluted loss per share for the prior year period.

John Tavlarios, President and Chief Executive Officer of General Maritime Corporation, commented, “General Maritime has continued to take important steps to strengthen its balance sheet and capital structure, which has enhanced the Company’s ability to operate in a challenging market environment and improved its future prospects. During the second quarter and into the current third quarter, General Maritime has completed a number of important transactions aimed at increasing the company’s liquidity and financial flexibility.  We have also continued to implement our flexible deployment strategy in order to provide a level of stability in the Company’s results and position General Maritime to benefit from future rate increases.   Consistent with this important objective, we entered seven VLCCs in Seawolf Tankers, a commercial pool of VLCCs managed by Heidmar, one of the world’s leading commercial operators of tankers. We are pleased to be a founding member of the Seawolf Tanker Pool, which we believe will provide both operational and financial benefits to the Company intended to maximizing earnings, achieving economies of scale and reducing our working capital requirements.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 12.2% to $53.6 million for the three months ended June 30, 2011 compared to $61.0 million for the three months ended June 30, 2010.  This was primarily due to decreases in time charter and spot rates for the three months ended June 30, 2011 compared to the prior year period as well as an increase in voyage expenses from $30.4 million for the three months ended June 30, 2010, to $51.6 million for the three months ended June 30, 2011.  This increase in voyage expenses was primarily due to higher bunker costs as well as an increase in percentage of spot market operating days for the second quarter 2011, compared to the prior year period.

Adjusted EBITDA (which we calculate in accordance with the methodology set forth in the Reconciliation Rider below), for the three months ended June 30, 2011 decreased 46.0% to $15.9 million compared to $29.5 million for the prior year period. Please see below for a reconciliation of Adjusted EBITDA to net loss. As of June 30, 2011, the Company’s net debt (calculated as total debt less cash) was $1,257.5 million.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased 12.2% from $33.7 million for the three months ended June 30, 2010 to $37.8 million for the three months ended June 30, 2011.  Total vessel operating expenses is a measurement of the Company’s total expenses associated with operating its vessels. The increase in total vessel expenses is primarily due to an increase in overall direct vessel expenses which is primarily due to an increase in the size of our fleet as compared to the prior year period.  Daily direct vessel operating expenses increased by 4% to $8,923 per day for the quarter ended June 30, 2011 compared to $8,602 per day for the prior year period.  This increase includes an increase in per day costs associated with the Panamax and Handymax vessels as fixed fee management agreements with Northern Marine expired for certain vessels and those vessels incurred higher costs as they were placed on new technical management agreements. Suezmax and Aframax costs decreased by 2% and 1%, respectively, as decreases in maintenance and repair costs were partially offset with an increase in crew wages. VLCC per day expenses decreased due to lower maintenance costs associated the Genmar Victory and Genmar Vision as those vessels incurred additional costs in the prior year period after the expiration of their fixed rate technical management agreements.

General and administrative costs increased by 9.4% to $10.3 million for the quarter ended June 30, 2011 compared to $9.4 million for the prior year period. This increase was due to an increase in professional fees in the period relating to the amendments of the Company’s credit facilities and Oaktree financing transaction which was partially offset by a decrease in compensation expense for personnel costs in our New York office.

Financial Review: First Half 2011

Excluding a $4.9 million non-cash loss relating to the disposal of vessels and vessel equipment, a $1.8 million impairment of goodwill and a $14.6 million unrealized gain on the Oaktree warrants, net loss was $63.3 million or $0.64 basic and $0.64 diluted loss per share, for the six months ended June 30, 2011 compared to a net loss of $27.1 million, or $0.47 basic and $0.47 diluted loss per share, for the six months ended June 30, 2010.

Net loss for the six months ended June 30, 2011 was $55.5 million or $0.56 basic and $0.56 diluted loss per share compared to a net loss of $23.4 million or $0.41 basic and $0.41 diluted loss per share for the prior year period.

For reasons similar to those discussed above for the three months ended June 30, 2011, net voyage revenue for the six months ended June 30, 2011 decreased 11.3% to $112.5 million compared to $126.9 million for the prior year period.

Adjusted EBITDA decreased 37.8% to $37.2 million for the six months ended June 30, 2011 compared to $59.8 million for the six months ended June 30, 2010 (please see below for a reconciliation of EBITDA to net loss). Net cash used by operating activities was $0.4 million for the six months ended June 30, 2011 compared to net cash provided by operating activities of $6.3 million for the prior year period. TCE rates obtained by the Company’s fleet decreased 19.4% to $18,928 per day for the six months ended June 30, 2011 from $23,479 for the prior year period. Total vessel operating expenses increased 13.0% to $76.4 million for the six months ended June 30, 2011 from $67.7 million for the prior year period, and daily direct vessel operating expenses increased 5.1% to $9,086 for the six month period ended June 30, 2011 from $8,648 from the prior year period. The increase in daily direct vessel operating expenses is primarily due to increased VLCC operating costs resulting from overlapping crews during the period following the Company’s acquisition of five VLCCs in the second half of 2011 and increased operating costs for a Panamax vessel and a Handymax vessel following the expiration of fixed-fee technical management contracts in November 2010.  This increase was partially offset by a reduction in maintenance and repair costs associated with the Company’s Aframax and Suezmax vessels for the six months ended June 30, 2011 compared to the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and six months ended June 30, 2011 and 2010 as well as selected consolidated balance sheet data as of June 30, 2011 and December 31, 2010.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and six months ended June 30, 2011 and 2010.

	Three Months Ended		Six Months Ended
	June - 11	June - 10	June - 11	June - 10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$105,203	$91,467	$208,136	$189,023
Voyage expenses	(51,641)	(30,448)	(95,592)	(62,118)
Net voyage revenues	53,562	61,019	112,544	126,905
Direct vessel expenses	27,508	24,265	57,348	48,526
Bareboat lease expense	2,457	-	4,041	-
Other expenses	-	-	-	-
General and administrative expenses	10,306	9,423	19,093	19,150
Depreciation and amortization	23,078	22,294	45,512	44,601
Goodwill impairment	-	-	1,818	-
Loss on disposal of vessels and vessel equipment	1,650	544	4,935	531
Operating (loss) income	(11,437)	4,493	(20,203)	14,097
Net interest expense	27,035	18,994	49,893	37,849
Other (income) expense	(14,515)	(192)	(14,599)	(364)
Net (Loss) Income	$(23,957)	$(14,309)	$(55,497)	$(23,388)

Basic (loss) earnings per share	$(0.21)	$(0.25)	$(0.56)	$(0.41)

Diluted (loss) earnings per share	$(0.21)	$(0.25)	$(0.56)	$(0.41)

Weighted average shares outstanding, thousands	112,086	58,373	99,425	57,025
Diluted average shares outstanding, thousands	112,086	58,373	99,425	57,025

			June - 11	December-10
BALANCE SHEET DATA, at end of period			(Unaudited)	(Audited)
(Dollars in thousands)
Cash			$58,591	$16,858
Current assets, including cash			132,795	168,538
Total assets			1,781,321	1,781,785
Current liabilities, including current portion of long-term debt			115,770	1,442,593
Current portion of long-term debt			29,621	1,353,243
Total long-term debt, including current portion			1,316,056	1,353,243
Shareholders' equity			339,325	332,046

	Three Months Ended		Six Months Ended
	June - 11	June - 10	June - 11	June - 10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OTHER FINANCIAL DATA
(dollars in thousands)
Net cash provided (used) by operating activities	$(24,926)	$(13,682)	$(427)	$6,289
Net cash provided (used) by investing activities	(65,215)	(62,943)	17,348	(61,429)
Net cash provided by financing activities	85,967	161,858	24,902	154,449
Capital expenditures
Vessel sales (purchases) net, including construction in progress	(64,752)	-	20,549	-
Drydocking or capitalized survey or improvement costs	(3,827)	(4,600)	(8,229)	(5,803)
Weighted average long-term debt	1,322,719	1,018,797	1,332,945	1,018,727

FLEET DATA
Total number of vessels at end of period	34	31	31	31
Average number of vessels (1)	33.9	31.0	34.9	31.0
Total voyage days for fleet (2)	2,972	2,696	5,946	5,405
Total time charter days for fleet	1,354	1,470	2,799	3,084
Total spot market days for fleet	1,618	1,226	3,147	2,321
Total calendar days for fleet (3)	3,083	2,821	6,312	5,611
Fleet utilization (4)	96.4%	95.6%	94.2%	96.3%

AVERAGE DAILY RESULTS
Time charter equivalent (5)	$18,022	$22,633	$18,928	$23,479
Direct vessel operating expenses per vessel (6)	8,923	8,602	9,087	8,648

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.
(3) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(4) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(5) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.
(6) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

General Maritime Corporation’s Fleet

As of July 27, 2011, General Maritime Corporation’s fleet was comprised of 31 wholly owned tankers, consisting of 7 VLCC, 12 Suezmax, 9 Aframax, 2 Panamax, and 1 Products tankers, with a total carrying capacity of approximately 5.2 million deadweight tons, or DWT.  The average age of the Company’s fleet as of June 30, 2011 by DWT was 8.0 years compared to 10.1 years as of June 30, 2010.  Additionally, General Maritime has 3 Products tankers chartered in on a sale-leaseback agreement. The total controlled DWT for the 34 vessels is 5.3 million.

As of July 27, 2011, General Maritime has 16 out of 34 vessels on time charter comprised of 4 VLCCs, 2 Suezmaxes, 4 Aframaxes, 2 Panamaxes and 4 Products Tankers. There are options to extend 6 of these charters into 2012 and 2013.

The table below outlines our vessels which are on time charter as of July 27, 2011, their rates and expiration dates.

Time Charter Profile
Vessel	Vessel Type	Expiration Date		Daily Rate (1)

Genmar Alexandra	Aframax	June 1, 2012		$13,750
Genmar Argus	Suezmax	October 24, 2011	(2)	$27,500	(3)
Genmar Companion	Panamax	February 10, 2013		$13,500	(4)
Genmar Compatriot	Panamax	February 23, 2013		$13,500	(4)
Genmar Concept	Handymax	July 4, 2012		$14,000
Genmar Concord	Handymax	March 30, 2013		$10,000	(5)
Genmar Consul	Handymax	February 7, 2013		$10,000	(5)
Genmar Contest	Handymax	July 4, 2012		$14,000
Genmar Daphne	Aframax	November 1, 2011	(2)	$18,750	(6)
Genmar Defiance	Aframax	October 30, 2011	(2)	$18,750	(6)
Genmar Hercules	VLCC	October 29, 2011	(2)	$35,500	(7)
Genmar Spyridon	Suezmax	October 16, 2011	(2)	$27,500	(3)
Genmar Strength	Aframax	September 1, 2012		$18,500
Genmar Victory	VLCC	February 11, 2012	(2)	$40,500	(8)
Genmar Atlas	VLCC	July 4, 2012		$15,000	(9)
Genmar Poseidon	VLCC	July 19, 2012		$15,000	(9)

(1) Before brokers' commissions.
(2) Charter end date excludes periods that are at the option of the charterer.
(3) Optional 12 month period begins in October 2011 at $29,000 per day.
(4) Beginning in September, charter adjusts to $16,500 per day for 6 months, then to $15,000 per day for 12 months with50/50 profit sharing.
(5) After 6 months, charter adjusts to $12,000 per day for 6 months, then to $14,000 per day for 6 months, then to $16,000 per day for 6 months.
(6) Optional 12 month period begins in October/November 2011 at $20,500 per day.
(7) Optional 12 month period begins in October 2011 at $40,000.
(8) Optional 12 month period begins January 2012 at $40,000 per day with 50/50 profit sharing.
(9) Charter is a floor of $15,000 and 50/50 profit sharing above a ceiling of $30,000 per day. Note: As of July 27, 2011

Heidmar VLCC Pool

On July 5, 2011, the Company announced it had agreed to enter into a pool managed by Heidmar Inc for the commercial management of its 7 VLCCs. Three vessels are currently trading in the pool (the Genmar Ulysses, Genmar Zeus and Genmar Vision). The Genmar Hercules and Genmar Victory are expected to enter the pool upon the completion of their respective time charters.

Additionally, the Genmar Atlas and the Genmar Poseidon are on time charters to Heidmar for a 12-month period at market rates subject to a floor of $15,000 per day and a profit share of 50/50 above $30,000 per day.  We expect that Heidmar will deploy these vessels in the pool.

Pools are designed to improve vessel utilization and TCE through economies of scale. Additionally, the Company expects that the pool will help to improve its working capital as bunkers aboard ships entering the pool will be purchased from the Company upon delivery of a vessel into the pool. The Company also expects that monthly payments made to the Company from the pool will reduce the irregular timing and amounts of bunker and freight payments.

Bank Amendment for Minimum Cash Balance

On July 13, 2011, the Company announced it had amended its credit agreements including its $550 million revolving credit facility, $372 million senior secured credit facility and $200 million Oaktree agreement.  Under the terms of the amended $550 million revolving credit facility and $372 million senior secured credit facility, the required minimum balance in cash and cash equivalents and revolver availability pursuant to each credit facility has been reduced to $35 million from $50 million through December 31, 2011. Thereafter, the Company will be required to maintain a minimum of $40 million in cash and cash equivalents and revolver availability through March 31, 2012. After this date, the original terms of the credit facilities will apply. The amendment to the $200 million Oaktree credit facility conforms to the aforementioned minimum balance requirement with the existing 10% cushion, that is, $31.5 million through December 31, 2011, $36 million through March 31, 2012 and $45 million thereafter.

While the Company was and remains in compliance with its covenants, this amendment increases the Company’s financial flexibility and enhances liquidity in a challenging market environment.

Jeffrey D. Pribor, Chief Financial Officer, commented, “The proactive steps General Maritime has taken over the past nine months has enabled the Company to significantly strengthen its financial liquidity and flexibility.   Including transactions we have entered into during the second quarter and the current third quarter, we have raised over $250 million in capital, reduced the Company’s senior bank debt by $188 million, eliminated over $12 million of drydocking costs and amended and extended our credit facilities under favorable terms.  Recently, we reached an agreement with our bank group to reduce the requirements under our minimum cash balance covenants and in doing so acted proactively to provide a source of additional liquidity to the Company during a time when we remain in compliance with all covenants.  We appreciate the ongoing support we have received from our distinguished bank group.  Our strong banking relationships serve as a core differentiator for our Company and underscore General Maritime’s future prospects and leadership position.”

Open Market Sale Agreements

On June 9, 2011, General Maritime announced that it had entered into agreements with Jefferies & Company, Inc. and Dahlman Rose & Company, LLC to sell up to $50 million in shares of common stock in an “at-the-market” continuous offering pursuant to a prospectus supplement dated June 9, 2011 to the Company’s shelf registration statement on Form S-3 (File No. 333-157215).  Thus far, the Company has sold 5.5 million shares for net proceeds to the Company of $8.0 million (after deducting commissions and other fees).

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers - seven VLCC, nine Aframax, twelve Suezmax tankers, two Panamax and one product tanker - with a total carrying capacity of approximately 5.2 million dwt. The Company also has three Product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, July 28, 2011 at 8:30 a.m. Eastern Time to discuss its 2011 second quarter financial results. To access the conference call, dial (913) 312-1279 and enter the passcode 2018451. A replay of the conference call can also be accessed until August 11, 2011 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 2018451. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; financial market conditions and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequent reports on Form 10-Q and Form 8-K.

This press release is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, any securities of the Company.

THREE MONTHS ENDED

	VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period

Net Voyage Revenues	140.6%	15,758	6,550	-30.2%	19,191	27,510	-39.9%	10,891	18,125
$ 1,000's		29%	11%		36%	45%		20%	30%

Average Daily TCE	-25.2%	26,937	35,991	-40.7%	17,836	30,066	-17.1%	14,181	17,099

Time Charter Revenues	8.1%	7,083	6,550	-58.8%	4,701	11,420	-5.7%	7,682	8,143
$ 1,000's		26%	19%		17%	33%		28%	23%

Spot Charter Revenues		8,675	-	-9.9%	14,490	16,090	-67.8%	3,210	9,982
$ 1,000's		33%	0%		55%	62%		12%	38%

Calendar Days	250.0%	637	182	8.0%	1,081	1,001	-25.0%	819	1,092
		21%	6%		35%	35%		27%	39%

Vessel Operating Days	221.4%	585	182	17.6%	1,076	915	-27.5%	768	1,060
		20%	7%		36%	34%		26%	39%

Capacity Utilization	-8.2%	91.8%	100.0%	8.9%	99.5%	91.4%	-3.4%	93.8%	97.1%

# Days Vessels on Time Charter	-3.8%	175	182	-40.3%	181	303	2.0%	455	446
		13%	12%		13%	21%		34%	30%

# Days Vessels on Spot Charter		410	-	46.2%	895	612	-49.0%	313	614
		25%	0%		55%	50%		19%	50%

Average Daily Time Charter Rate	12.5%	40,475	35,991	-31.1%	25,973	37,690	-7.5%	16,882	18,259

Average Daily Spot Charter Rate		21,159	-	-38.4%	16,190	26,291	-36.9%	10,255	16,259

Daily Direct Vessel Expenses	-10.5%	11,166	12,482	-2.4%	8,345	8,552	-0.7%	8,755	8,813
(per Vessel)

Average Age of Fleet at End of Period	-26.4%	6.7	9.1	-18.4%	7.1	8.7	-6.5%	12.9	13.8

# Vessels In Fleet at End of Period	250.0%	7.0	2.0	9.1%	12.0	11.0	-25.0%	9.0	12.0
		21%	6%		35%	35%		26%	39%

Average Number of Vessels	250.0%	7.0	2.0	8.2%	11.9	11.0	-25.0%	9.0	12.0
		21%	6%		35%	35%		26%	39%

DWT at End of Period	247.6%	2,183	628	10.7%	1,872	1,691	-24.5%	912	1,208
1,000's		42%	16%		36%	44%		18%	31%

THREE MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount	June-10 Amount

Net Voyage Revenues	-25.7%	2,686	3,613	-3.6%	5,035	5,221	-12.2%	53,562	61,019
$ 1,000's		5%	6%		9%	9%

Average Daily TCE	-26.5%	14,757	20,070	-4.1%	13,948	14,543	-20.4%	18,022	22,633

Time Charter Revenues	-25.7%	2,686	3,613	-3.6%	5,035	5,221	-22.2%	27,187	34,947
$ 1,000's		10%	10%		19%	15%

Spot Charter Revenues		-	-		-	-	1.2%	26,375	26,072
$ 1,000's		0%	0%		0%	0%

Calendar Days	0.0%	182	182	0.0%	364	364	9.3%	3,083	2,821
		6%	6%		12%	13%

Vessel Operating Days	1.1%	182	180	0.6%	361	359	10.2%	2,972	2,696
		6%	7%		12%	13%

Capacity Utilization	1.1%	100.0%	98.9%	0.6%	99.2%	98.6%	0.9%	96.4%	95.6%

# Days Vessels on Time Charter	1.1%	182	180	0.6%	361	359	-7.9%	1,354	1,470
		13%	12%		27%	24%

# Days Vessels on Spot Charter		-	-		-	-	32.0%	1,618	1,226
		0%	0%		0%	0%

Average Daily Time Charter Rate	-26.5%	14,757	20,072	-4.1%	13,948	14,543	-15.5%	20,079	23,773

Average Daily Spot Charter Rate		-	-		-	-	-23.3%	16,301	21,266

Daily Direct Vessel Expenses	5.1%	7,970	7,582	13.4%	7,570	6,674	3.7%	8,923	8,602
(per Vessel)

Average Age of Fleet at End of Period	15.9%	7.3	6.3	25.9%	7.3	5.8	-20.8%	8.0	10.1

# Vessels In Fleet at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	9.7%	34.0	31.0
		6%	6%		12%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	9.4%	33.9	31.0
		6%	0%		12%	13%

DWT at End of Period	0.7%	146	145	-75.3%	47	190	33.6%	5,160	3,862
1,000's		3%	0%		1%	0%

SIX  MONTHS ENDED

	VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period

Net Voyage Revenues	148.0%	31,816	12,829	-28.6%	43,668	61,117	-38.2%	22,466	36,375
$ 1,000's		28%	10%		39%	48%		20%	29%

Average Daily TCE	-24.4%	26,940	35,639	-36.2%	21,045	33,001	-18.8%	13,911	17,142

Time Charter Revenues	68.6%	14,527	8,617	-56.0%	12,412	28,183	-18.4%	15,381	18,839
$ 1,000's		26%	12%		22%	39%		27%	26%

Spot Charter Revenues	310.5%	17,289	4,212	-5.1%	31,256	32,934	-59.6%	7,085	17,536
$ 1,000's		31%	8%		56%	61%		13%	32%

Calendar Days	250.0%	1,267	362	6.7%	2,125	1,991	-15.6%	1,834	2,172
		20%	6%		34%	35%		29%	39%

Vessel Operating Days	228.1%	1,181	360	12.0%	2,075	1,852	-23.9%	1,615	2,122
		20%	7%		35%	34%		27%	39%

Capacity Utilization	-6.3%	93.2%	99.4%	5.0%	97.6%	93.0%	-9.9%	88.1%	97.7%

# Days Vessels on Time Charter	70.5%	411	241	-38.3%	463	751	-11.4%	915	1,033
		15%	8%		17%	24%		33%	33%

# Days Vessels on Spot Charter	547.1%	770	119	46.4%	1,612	1,101	-35.7%	700	1,089
		24%	5%		51%	47%		22%	47%

Average Daily Time Charter Rate	-1.1%	35,346	35,757	-28.6%	26,808	37,528	-7.8%	16,810	18,237

Average Daily Spot Charter Rate	-36.6%	22,453	35,399	-35.2%	19,390	29,913	-37.1%	10,121	16,103

Daily Direct Vessel Expenses	4.7%	11,316	10,811	-0.9%	8,401	8,479	-1.9%	9,000	9,170
(per Vessel)

Average Age of Fleet at End of Period (Years)	-26.4%	6.7	9.1	-18.4%	7.1	8.7	-6.5%	12.9	13.8

# Vessels In Fleet at End of Period	250.0%	7.0	2.0	9.1%	12.0	11.0	-25.0%	9.0	12.0
		21%	6%		35%	35%		26%	39%

Average Number of Vessels	250.0%	7.0	2.0	6.4%	11.7	11.0	-15.8%	10.1	12.0
		20%	6%		34%	35%		30%	39%

DWT at End of Period	247.6%	2,183	628	10.7%	1,872	1,691	-24.5%	912	1,208
1,000's		42%	16%		36%	44%		18%	31%

SIX MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount % of Total for Period	June-10 Amount % of Total for Period	% Change From Prior Period	June-11 Amount	June-10 Amount

Net Voyage Revenues	-21.4%	4,973	6,330	-6.2%	9,621	10,254	-11.3%	112,544	126,905
$ 1,000's		4%	5%		9%	8%

Average Daily TCE	-22.1%	13,774	17,680	-6.3%	13,475	14,382	-19.4%	18,928	23,479

Time Charter Revenues	-29.3%	4,654	6,586	-7.0%	9,539	10,254	-22.0%	56,513	72,479
$ 1,000's		8%	9%		17%	14%

Spot Charter Revenues	-224.6%	319	(256)		82	-	2.9%	56,031	54,426
$ 1,000's		1%	0%		0%	0%

Calendar Days	0.0%	362	362	0.0%	724	724	12.5%	6,312	5,611
		6%	6%		11%	13%

Vessel Operating Days	0.8%	361	358	0.1%	714	713	10.0%	5,946	5,405
		6%	7%		12%	13%

Capacity Utilization	0.8%	99.7%	98.9%	0.1%	98.6%	98.5%	-2.2%	94.2%	96.3%

# Days Vessels on Time Charter	-6.6%	323	346	-3.6%	687	713	-9.2%	2,799	3,084
		12%	11%		25%	23%

# Days Vessels on Spot Charter	216.7%	38	12		27	-	35.6%	3,147	2,321
		1%	1%		1%	0%

Average Daily Time Charter Rate	-24.3%	14,408	19,034	-3.5%	13,885	14,382	-14.1%	20,190	23,502

Average Daily Spot Charter Rate	-139.3%	8,391	(21,337)		3,043	-	-24.1%	17,805	23,449

Daily Direct Vessel Expenses	9.8%	8,501	7,744	11.2%	7,698	6,920	5.1%	9,086	8,648
(per Vessel)

Average Age of Fleet at End of Period (Years)	15.9%	7.3	6.3	25.9%	7.3	5.8	-20.8%	8.0	10.1

# Vessels In Fleet at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	9.7%	34	31.0
		6%	6%		12%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	12.6%	34.9	31.0
		6%	6%		11%	13%

DWT at End of Period	0.7%	146	145	-75.3%	47	190	33.6%	5,160	3,862
1,000's		3%	4%		1%	5%

Reconciliation Rider

Please see below for a reconciliation of the following adjusted amounts to Net Income

	Three Months Ended		Six Months Ended
	Jun-11	Jun-10	Jun-11	Jun-10

Net (loss) Income	$(23,957)	$(14,309)	$(55,497)	$(23,388)
+ Other Non-cash (income) / expense	(14,515)	(192)	(14,599)	(10,438)
+ Goodwill Impairment	-	-	1,818	1,818
+ Loss (gain) on disposal of vessels or vessel equipment	1,650	544	4,935	4,935
Adjusted Net (loss) Income	$(36,822)	$(13,957)	$(63,343)	$(27,073)

Weighted average shares outstanding, thousands	112,086	58,373	99,425	57,025
Diluted average shares outstanding, thousands	112,086	58,373	99,425	57,025

Basic (loss) earnings per share	$(0.33)	$(0.24)	$(0.64)	$(0.47)
Diluted (loss) earnings per share	$(0.33)	$(0.24)	$(0.64)	$(0.47)

Please see below for a reconciliation of the following adjusted amounts to EBITDA

	Three Months Ended		Six Months Ended
	Jun-11	Jun-10	Jun-11	Jun-10

Net (loss) Income	$(23,957)	$(14,309)	$(55,497)	$(23,388)
+ Net Interest (income) expense	27,035	18,994	49,893	37,849
+ Depreciation and amortization	23,078	22,294	45,512	44,601
EBITDA	$26,156	$26,979	$39,908	$59,062
+ Other Non-cash (income) / expense	(14,515)	(192)	(14,599)	(10,438)
+ Goodwill impairment	-	-	1,818	1,818
+ Loss (gain) on disposal of vessels or vessel equipment	1,650	544	4,935	4,935
+ Restricted stock compensation expense	1,970	2,211	3,983	4,393
+ Adjustement to Accruals for Bareboat Expense	683	-	1,123	-
Adjusted EBITDA	$15,944	$29,542	$37,168	$59,770

EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

Management believes that these measures enhance the understanding of the effect of net loss and EBITDA on the Company’s liquidity.